EXHIBIT 99.1

Accelr8
  Technology Corporation

                       Accelr8 Begins Private Equity Sale
                              and Presents Updates

Denver, Colo., January 19, 2010 - Accelr8 Technology Corporation (Alternext US:
AXK) announced the start of a private sale of equity to qualified investors and released updates on corporate events. The company began the equity offer after its annual shareholders' meeting on December 16, 2009.

Since early October 2009, the company has opened discussions with a number of prospective industry collaborators. The company's ability to do so became possible upon the completion of a technical development agreement with another company, announced September 25, 2009.

In October 2009, Accelr8 received notice of allowance on its patent application for the BACcel(TM) rapid diagnostics system (instrument and materials). This notice follows the prior issuance of US patent 7,341,841 covering the BACcel(TM) system's core methods for culture-free rapid microbial pathogen diagnostics.

The BACcel(TM) culture-free system works by extracting and immobilizing live organisms from a patient specimen, and analyzing them with an automated microscopy system that scans the patient sample in single-use cassette. Standard lab cultures now typically require 2-3 days, but the physician must start therapy within a few hours when a seriously ill patient shows signs of infection. For a serious infection, the lab needs to identify specific drug resistance mechanisms that counteract standard drug regimens, rendering them inadequate to control the infection. This happens in about one-third of initial treatment attempts.

Accelr8's BACcel(TM) system reports quantitative organism identification within 2 hours of the lab receiving a patient specimen. This gives the physician actionable information during the narrow time window for starting initial therapy with broad-spectrum drugs. The system can then report major drug resistance mechanisms within an additional 2-6 hours, helping the physician to select narrower-spectrum antibiotics, reduce exposure to broad-spectrum agents, and thereby reduce selective pressure that leads to increasing resistance in hospital pathogen strains.

Testing during development and presentations at national professional meetings have demonstrated rapid results and accurate quantitation on three important species that are prone to acquire multiple drug resistance: Staphylococcus aureus (including MRSA), Acinetobacter baumannii complex, and Pseudomonas aeruginosa. The company has also demonstrated high accuracy with Klebsiella clinical isolates that carry the new KPC broad-spectrum resistance enzyme that is causing great concern and is difficult to detect.

The company updated a July 2009 announcement about starting a pilot clinical study at the Denver Health Medical Center. The pilot study monitors ventilated patients at risk for contracting ventilator-associated pneumonia, comparing the accuracy and speed for BACcel when compared to standard laboratory culturing. According to David Howson, Accelr8's president, "as expected, most of the initial surveillance specimens have so far tested negative for bacterial content. The BACcel(TM) prototypes and conventional culturing have both yielded the same results to date. Working directly with fresh patient specimens, our research collaborators are studying an important problem with at-risk patients who are not yet exhibiting clinical symptoms. We believe that this clinical study will generate great interest with regard to the potential value of rapid diagnostics and microbiological monitoring."

In another update, the company had filed its 10-K annual report with the SEC on November 13, 2009 and on December 15 filed its 10-Q for the second fiscal quarter, ending October 31, 2009. The company's 10-K had disclosed a "going concern" statement by its auditors, attributed to recurring losses, but unqualified in scope and not accompanied by a qualified opinion letter. The company is issuing this press statement in accordance with Section 610 of the NYSE Amex Company Guide. Management is addressing the financing issue through the announced private sale of equity.


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About Accelr8

Accelr8 Technology Corporation (www.accelr8.com) is a developer of innovative materials and instrumentation for advanced applications in medical instrumentation, basic research, drug discovery, and bio-detection. Accelr8 is developing a rapid analytical platform for infectious pathogens, the BACcel(TM) system, based on its innovative surface coatings, assay processing, and detection technologies. In addition, Accelr8 licenses certain of its proprietary technology for use in applications outside of Accelr8's own products.


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     Certain statements in this news release may be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statement, including those detailed in the company's filings with the Securities and Exchange Commission. Accelr8 does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

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Contact
John Metzger, of Metzger Associates
+1.303.786.7000, ext. 2202
john@metzger.com

OR

Tom Geimer, of Accelr8 Technology Corp.
+1.303.863.8088
tom.geimer@accelr8.com


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                              www.accelr8.com